Filed Pursuant to Rule 433
Registration Statement No. 333-259205

•	CUSIP: 78016NEU7
•	Trade Date: June 27, 2023 (expected)
•	Issue Date: June 30, 2023 (expected)
•	Valuation Date: June 27, 2028 (expected)
•	Maturity Date: June 30, 2028 (expected)
•	Term: 5 years
•	Reference Asset: MSCI USA ESG Quality Select Low Volatility 10% Risk Control 2% Decrement Index (“MXUSEQLV”)
•	Leverage Factor: [100% - 110%], to be determined on the Trade Date
•	Minimum Payment Amount: $1,000 per $1,000 in principal amount
•	Percentage Change of the Reference Asset:

•	Receive a return based on [100% - 110%] of the Percentage Change if the level of the Reference Asset increases from the Initial Level to the Final Level.
•	Return of principal amount only if the Final Level of the Reference Asset is less than or equal to the Initial Level.
•	Please see the terms supplement for this offering, which describes the Reference Asset, and related risk factors.

•	The notes are subject to Royal Bank of Canada’s credit risk.
•	The notes do not pay interest.
•	Your notes are likely to have limited liquidity.
•	Please see the following page for important risk factor information.

•	We intend to take the position that the Notes will be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments for U.S. federal income tax purposes.

DETERMINING PAYMENT AT MATURITY

Additional Key Information:
We intend to allocate an amount equal to the principal amount of the Notes to finance or refinance, in part or in full, new and/or existing "Eligible Green Assets" (as defined in the terms supplement under Bank's Sustainable Bond Framework).
The Reference Asset is designed to measure the performance of the MSCI World ESG Quality Select Low Volatility Index, Gross Total Return Index (the "Base Index"), while (a) targeting a specific level of risk and (b) applying a constant markdown (a "synthetic dividend"), expressed as a percentage of performance.  Please see the section of the terms supplement, "Selected Risk Considerations—Risks Relating to the Reference Asset" for important risk factors relating to the index to which the Notes are linked.
This document is a summary of the preliminary terms of an equity linked note that Royal Bank of Canada will issue. It does not contain all of the material terms of, or risks related to, these notes. You should read the preliminary terms supplement for the notes and the documents described below before investing. In addition, you should consult your accounting, legal and tax advisors before investing.  The preliminary terms supplement for this offering will be provided to you prior to your investment decision, and it may also be accessed here.
The notes are not bail-inable notes under the Canada Deposit Insurance Corporation Act.
You should review the preliminary terms supplement carefully prior to investing in the notes.  In particular, you should carefully review the relevant risk factors set forth therein, including, but not limited to, the following:
•	The Payment on the Notes May Be Limited to the Principal Amount.
•	The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.
•	You Will Be Required to Include Income on the Notes Over Their Term Based Upon a Comparable Yield, Even Though You Will Not Receive Any Payments Until Maturity.
•	There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public.
•	The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set.
•	Our Business Activities May Create Conflicts of Interest.
•	You Will Not Have Any Rights to the Securities Included in the Reference Asset.
•	The Payments on the Notes Are Subject to Market Disruption Events and Adjustments.
The Notes are not sponsored, endorsed, sold or promoted by MSCI Inc. ("MSCI"), any affiliate of MSCI or any other party involved in, or related to, making or compiling the Reference Asset. The Reference Asset and the MSCI Indices are the exclusive property of MSCI.  MSCI and the MSCI Index names are service mark(s) of MSCI or its affiliates and have been licensed for use certain purposes by Royal Bank of Canada.
RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada - Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.) ® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.